Exhibit 99.1

Victory Capital Reports September 30, 2019 Assets Under Management

SAN ANTONIO, Texas--(BUSINESS WIRE)--October 10, 2019--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $145.8 billion on September 30, 2019.

Assets Under Management[1]
(unaudited; in millions)

	As of
By Asset Class	September 30, 2019	August 31, 2019
Fixed Income	$37,784	$37,940
Solutions	29,579	29,414
U.S. Mid Cap Equity	25,479	25,157
U.S. Small Cap Equity	16,266	15,952
U.S. Large Cap Equity	13,488	13,543
Global / Non-U.S. Equity	11,532	11,303
Other	243	258
Total Long-Term Assets	$134,371	$133,568
Money Market Assets	11,460	11,416
Total Assets Under Management	$145,832	$144,984

By Vehicle
Mutual Funds[2]	$114,071	$113,372
Separate Accounts and Other Vehicles[3]	27,894	27,810
ETFs	3,867	3,802
Total Assets Under Management	$145,832	$144,984
[1]	Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]	Includes institutional and retail share classes, money market and VIP funds.
[3]	Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a global investment management firm operating a next-generation, integrated multi-boutique business model with $145.8 billion in assets under management as of September 30, 2019.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors, including USAA members through its direct member channel. Through its Investment Franchises and Solutions Platform, Victory Capital offers a diverse array of independent investment approaches and innovative investment vehicles designed to drive better investor outcomes. This includes actively managed mutual funds and separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us on Twitter and LinkedIn.

USAA is a trademark of United Services Automobile Association and is being used by Victory Capital and its affiliates under license. Victory Capital and its affiliates are not affiliated with USAA or its affiliates.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff & Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com